Exhibit 10.1

HIBERNIA CORPORATION
2005 DEFERRED COMPENSATION PLAN

HIBERNIA CORPORATION
2005 DEFERRED COMPENSATION PLAN

INDEX
Page
ARTICLE I - PURPOSE	***

ARTICLE II - DEFINITIONS	***

ARTICLE III - ELIGIBILITY AND PARTICIPATION	***

ARTICLE IV - DEFERRALS	***
Deferral of Base Compensation	***
Deferral of Bonus	***
Form of Deferral Election; Effectiveness	***
Authority of the Committee	***

ARTICLE V - COMPANY CONTRIBUTIONS	***
Matching Contributions	***
Company Contributions	***

ARTICLE VI - MAINTENANCE AND INVESTMENT OF ACCOUNTS	***
Establishment of Accounts	***
Status of Accounts	***
Accounting	***
Valuation Notice	***

ARTICLE VII - RETIREMENT BENEFITS	***
Initial Payment Procedures	***
Alternative Methods of Distribution	***
Alternative Benefit Eligibility Date	***
Amount of Retirement Benefit	***
Schedule A	***
Time of Payment	***
Small Payment	***

ARTICLE VIII - DEATH BENEFITS	***
Beneficiary Designation	***
Participant's Death Before Benefit Eligibility Date	***
Participant's Death After Benefit Eligibility Date	***
Death of Beneficiary	***

ARTICLE IX - HARDSHIP WITHDRAWALS; TRANSITIONAL RULES	***
Hardship Withdrawals	***
Transitional Deferrals	***

ARTICLE X - PLAN ADMINISTRATION	***
Powers	***
Payments	***
Delegation of Administrative Authority	***
Claims	***
Fees and Expenses	***

ARTICLE XI - PARTICIPANTS' RIGHTS	***
Spendthrift Provision	***
No Continued Employment	***
Offset	***
Obligation for Benefit Payments	***
Taxes	***

ARTICLE XII - MISCELLANEOUS	***
Termination of Plan	***
Code Section 409A	***
Inurement	***
No Effect on Other Benefits	***
Amendment and Modification	***
Governing Law	***

EXHIBIT A - Initial Participants	***

HIBERNIA CORPORATION
2005 DEFERRED COMPENSATION PLAN

        Hibernia Corporation, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), hereby adopts the 2005 Deferred Compensation Plan, to be effective with respect to deferrals made on or after January 1, 2005 (the “Effective Date”), as more fully set forth herein.

ARTICLE I
PURPOSE

        The Plan is intended to be an unfunded deferred compensation arrangement for the benefit of key management officers and employees of the Company and its Affiliates (as defined below), within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is not intended to constitute an employee benefit plan under ERISA, which is subject to the provisions of Parts 2, 3 and 4 of Title I of ERISA. In accordance with such intent, any obligation of the Company or its Affiliates to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant (as defined below) or Beneficiary (as defined below) to enforce such obligation shall be solely as a general creditor of the Company. The Plan is not intended to constitute a qualified employee benefit plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II
DEFINITIONS

        2.1  Account or Accounts means one or more bookkeeping entries maintained by the Company with respect to each Participant hereunder; a Deferral Account shall be credited with each Participant’s Base Compensation or Bonus deferred hereunder in accordance with Article IV hereof; a Matching Account shall be credited with Matching Contributions made in accordance with Section 5.1 hereof.

        2.2  Affiliate means any corporation or other form of entity of which the Company owns, directly or indirectly, 80% or more of the total combined voting power of all classes of stock or other equity interests, provided that such entity is designated by the Committee as a participating entity hereunder.

        2.3  Base Compensation means the base salary or regular rate of pay paid by the Company or an Affiliate to a Participant for services rendered during a calendar year, but determined before reduction for compensation deferred pursuant to this Plan or any other plan of deferred compensation maintained by the Company or an Affiliate, including any such plan maintained in accordance with Code Section 401(k) or 125. For this purpose, Base Compensation shall not include the amount of any long-term disability benefit or any form of retirement or deferred compensation payment distributed from a plan or arrangement sponsored by the Company or an Affiliate or any form of severance benefit paid by the Company or an Affiliate.

        2.4  Beneficiary means the person, persons, entity or entities designated by a Participant in accordance with Section 8.1 hereof to receive death benefits hereunder. If no Beneficiary is designated with respect to the Plan, a Participant’s designation made under the Prior Plan shall control; if there is no such designation, a Participant’s designation under the Company’s Retirement Security Plan (or the default provisions thereof) shall control.

        2.5  Benefit Eligibility Date means the date on which a Participant’s Retirement Benefit is eligible for payment hereunder. The Initial Benefit Eligibility Date shall be the first business day of the calendar month that coincides with or immediately follows the sixth month after a Participant’s employment with the Company and its Affiliates ceases, for any reason.

        2.6  Board or Board of Directors means the Board of Directors of the Company

        2.7   Bonus means an amount payable to a Participant as an annual cash bonus under a separate plan, policy or program maintained by the Company or an Affiliate, including the Management Bonus Plan, and such other plan, policy or program designated by the Committee, from time to time, as a source for deferrals hereunder. A Bonus hereunder shall include any amount paid as a prorated Bonus under the Management Bonus Plan during the Transitional Period. An Incentive Bonus is a Bonus that (a) is designated as such by the Committee (or its designee), and (b) is characterized as performance based compensation payable with respect to services rendered over a performance period of not less than 12 months within the meaning of Code Section 409A.

        2.8  Committee means the Executive Compensation Committee of the Board, which shall act as the administrator of this Plan.

        2.9   Company Contributions means the amount credited to a Participant’s Account, if any, in accordance with Article V hereof. Matching Contribution means a Company Contribution that is made in accordance with Section 5.1 hereof.

        2.10   Determination Date means June 30th, the Annual Determination Date and such other dates as may be designated, from time to time, by the Committee. Annual Determination Date means December 31st.

        2.11   Interest Crediting Rate means the rate determined as of each Annual Determination Date, which shall be the Corporate Bond Survey Average Rate published by Moody’s during the October immediately preceding such date, plus 1%, compounded annually and credited as of each Determination Date in accordance with Section 6.3c hereof. The Committee shall determine such rate annually and provide each Participant with notice thereof.

        2.12   Participant means an executive officer, manager, other key employee or former officer, manager or employee of the Company for whom an Account is maintained hereunder.

        2.13   Payment Date means the first business date that follows each March 31st or September 30th.

        2.14   Plan means this 2005 Deferred Compensation Plan, as may be amended, restated or replaced from time to time.

        2.15   Plan Year means the 12-month period beginning each January 1st and ending each December 31st.

        2.16   Prior Plan means the Company’s Deferred Compensation Plan for Key Management Employees, which was first effective as of July 1, 1996, and with respect to which deferrals thereunder ceased as of December 31, 2004.

        2.17   Retirement Benefit means a benefit payable as of a Participant’s Benefit Eligibility Date in accordance with Article VII hereof, which shall equal the vested portion of his or her Accounts hereunder.

        2.18   Schedule A means one or more schedules or writings acceptable to the Committee (or its designee) that provide for (a) the deferral of a Participant’s Base Compensation or Bonus hereunder, (b) the designation of a Benefit Eligibility Date, and/or (c) an election as to a form of benefit payment. The terms of any such Schedule A are incorporated in this Plan by this reference.

        2.19   Transitional Period means the period commencing as of January 1, 2005, and ending as of December 31, 2005, or such shorter period as the Committee (or its designee) may determine; the term Transitional Deferral means Bonus or Base Compensation that is deferred hereunder with respect to services performed during all or any portion of the Transitional Period; the term Transitional Account means the Account to which Transitional Deferrals are credited hereunder; the term Transitional Deferral Election means an election to defer Base Compensation or Bonus otherwise payable with respect to services rendered during the Transitional Period.

        2.20   Unforeseeable Emergency means the occurrence of a severe financial hardship. Such hardship shall be attributable to a sudden and unexpected illness or accident of the Participant or his or her spouse or dependents, the loss of property due to casualty or similar extraordinary and unforeseeable circumstances beyond the control of a Participant.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

        Executive officers, managers, other key employees and former employees of the Company or an Affiliate shall participate hereunder when designated by the Committee, which designation may be made individually or by groups or categories, in the discretion of the Committee. The Committee shall notify each such executive officer, manager or other key employee of his or her eligibility to participate in this Plan. Without the necessity of further action, Participants hereunder shall include those individuals listed on Exhibit A hereto.

ARTICLE IV
DEFERRALS

        4.1   Deferral of Base Compensation. Subject to any limitation imposed in accordance with Section 4.4 hereof, a Participant may elect to defer a portion of his or her Base Compensation on Schedule A hereto, not in excess of 50% of such compensation, as follows:

a.

During the 30-day period immediately following receipt of initial notice of participation from the Committee in accordance with Article III hereof, such election shall be effective with respect to Base Compensation payable for services performed after such election is received and accepted by the Committee; and

b.

Thereafter, at least 30 days prior to the first day of each Plan Year (or such shorter period as may be permitted by the Committee); such election shall be effective with respect to Base Compensation payable for services rendered during such Plan Year.

        4.2   Deferral of Bonus. Subject to any limitations imposed in accordance with Section 4.4 hereof, a Participant shall be entitled to elect to defer all or a portion of a Bonus pursuant to a separate election on Schedule A hereto, as follows:

a.

During the 30-day period immediately following receipt of initial notice of participation from the Committee in accordance with Article III hereof, subject to any limitation imposed by the Committee or under applicable law; and

b.

Thereafter, at least 30 days prior to the first day of each Plan Year (or such shorter period as may be permitted by the Committee), with respect to any Bonus payable with respect to services to be rendered in such year.

As to an Incentive Bonus, such Incentive Bonus shall be deferred pursuant to a separate election on Schedule A made not later than six months prior to the expiration of the performance period with respect to which such Bonus is calculated.

        4.3   Form of Deferral Election; Effectiveness. An election to defer Base Compensation or Bonus hereunder shall be made, in writing on forms provided by the Committee, and shall be effective upon its receipt and acceptance by the Committee (or its designee) or as of such later date as may be determined by the Committee. Except as expressly provided herein, an election hereunder shall be irrevocable during the Plan Year or such other period with respect to which the election relates. An election to defer Base Compensation or Bonus hereunder shall be made annually in accordance with the provisions of this Article IV.

        4.4   Authority of the Committee. The Committee, in its discretion, may limit the amount of Base Compensation or Bonus subject to deferral hereunder, may prescribe a minimum deferral amount, may designate additional forms of remuneration for deferral under the Plan or adopt such additional procedures as the Committee deems necessary or appropriate. The Committee shall notify all affected Participants, in writing, of any such limitations or additional forms of Base Compensation eligible for deferral. Any such procedures, conditions, limitations or designations shall be effective as of the January 1st which coincides with or immediately follows the date on which notice is provided to each Participant hereunder or at such other time as the Committee may designate.

ARTICLE V
COMPANY CONTRIBUTIONS

        5.1   Matching Contributions. As of the last day of each Plan Year for which a Participant is entitled to a matching contribution under the Company’s Retirement Security Plan (the “RSP”), there shall be credited to such Participant’s Matching Account hereunder a Matching Contribution in amount equal to the excess of:

a.

The product of (i) the maximum matching contribution percentage determined under the RSP with respect to such year (or, if less, the sum of the Participant’s Base Compensation and Bonus deferred hereunder and such Participant’s deferrals made under the RSP), multiplied by (ii) the sum of the Participant’s Base Compensation for such Plan Year and such Participant’s Bonus, whether paid or deferred hereunder or under the RSP; over

b.

Any amount credited to such Participant’s matching contribution account maintained under the RSP with respect to such year; provided that in the year of the Participant’s Benefit Eligibility Date, the amount credited to the Participant’s Account shall be prorated, based upon the number of full calendar months during which the Participant was employed.

Each Participant’s Matching Account shall be subject to the vesting schedule set forth in the RSP, taking into account such service as may be permitted under the RSP.

        5.2   Company Contributions. The Committee, in its sole discretion, may credit an additional amount to the Account of any Participant hereunder. Any such contribution need not be uniform with respect to all Participants, but may be made with respect to any Participant or group of Participants in such amounts and at such times as may be designated by the Committee.

ARTICLE VI
MAINTENANCE AND INVESTMENT OF ACCOUNTS

        6.1   Establishment of Accounts. The Company shall establish and maintain a Matching Account and/or Deferral Account with respect to each Participant hereunder; each such Account shall be credited with a Participant’s Base Compensation or Bonus deferred and Matching Contributions made hereunder, as the case may be. The Committee may direct the establishment and maintenance of such additional Account or Accounts for such purpose or purposes as the Committee may deem necessary or appropriate, including, but not limited to, the designation of multiple Benefit Eligibility Dates or methods of distribution.

        6.2   Status of Accounts. An Account established hereunder shall be a bookkeeping entry only. The establishment and maintenance of any such Account shall not be deemed to create a trust or other form of fiduciary relationship between the Company (or an Affiliate) and any Participant or Beneficiary or otherwise create, for the benefit of any Participant or Beneficiary, an ownership interest in or expectation of any specific asset of the Company (or of any Affiliate).

        6.3   Accounting. As of each Determination Date, a Participant's Accounts shall be adjusted as follows:

a.	Each Deferral Account shall be credited with the amount of any Base Compensation or Bonus deferred since the prior Determination Date.

b.	Each Matching Account shall be credited with the amount of any Matching Contribution made since the immediately preceding Determination Date.

c.

Each such Account shall be credited with interest at the applicable Interest Crediting Rate determined in accordance with Section 2.11 hereof; provided that such credit shall, when compounded, equal the annual Interest Crediting Rate.

d.	Each such Account shall be reduced by any payment or other form of distribution or withdrawal made since the immediately preceding Determination Date.

        6.4   Valuation Notice. At least as frequently as each Annual Determination Date, the Committee (or its designee) shall furnish each Participant with a valuation notice which includes the amounts credited to the Participant’s Accounts as of such date and the adjustments described in Section 6.3 hereof since the immediately preceding notice.

ARTICLE VII
RETIREMENT BENEFITS

        7.1   Initial Payment Procedures. As of the date on which a Participant first elects to defer Base Compensation or Bonus hereunder, he or she shall be deemed to have elected to receive the aggregate amount of his or her Retirement Benefit in the form of a single-sum payment as of his or her Initial Benefit Eligibility Date. Unless otherwise permitted by the Committee, such election shall be deemed to apply to the aggregate value of his or her Retirement Benefit.

        7.2   Alternative Methods of Distribution. A Participant shall be entitled to elect one of the following methods of distribution on Schedule A hereto with respect to his or her Retirement Benefit, which election shall be subject to the provisions of Section 7.5 hereof:

a.

Substantially equal annual installment payments for a period designated by such Participant, but not in excess of 20 consecutive years (such designated period referred to as the “Installment Period”); or

b.	A single-sum payment.

Unless otherwise permitted by the Committee, any such designation shall apply to the aggregate value of his or her Retirement Benefit.

        7.3   Alternative Benefit Eligibility Date. A Participant shall be entitled to designate an Alternative Benefit Eligibility Date on Schedule A, subject to the provisions of Section 7.5 hereof. Unless otherwise permitted by the Committee, any such designation shall apply to the aggregate value of his or her Retirement Benefit.

        7.4   Amount of Retirement Benefit. The amount of a Participant’s Retirement Benefit hereunder shall equal the vested amount credited to such Participant’s Accounts, determined in accordance with the following rules:

a.

If such benefit is paid in the form of a single-sum, such benefit shall equal the aggregate amount credited to such Participant’s Accounts as of the Determination Date that coincides with or immediately precedes the applicable Payment Date.

b.

If such benefit is paid in the form of installments, the amount of each annual installment shall equal the value of the Participant’s Accounts as of the Determination Date that coincides with or immediately precedes the applicable Payment Date, multiplied by a fraction (i) the numerator of which is one, and (ii) the denominator of which is the number of annual installments then remaining to be paid pursuant to the Participant’s election. During the Installment Period, the Participant’s Accounts shall be credited with interest in accordance with the provisions of Article VI hereof.

c.

If a Participant has elected to defer his or her Bonus with respect to the year in which his or her Benefit Eligibility Date occurs, the principal amount of such Bonus shall be administered in a manner consistent with his or her Schedule A and (i) paid in the form of a single-sum as of the Payment Date that coincides with or immediately follows the date on which the Bonus is credited to the Participant’s Account hereunder, or (ii) added to such Participant’s Account and administered in accordance with subparagraph b hereof.

        7.5   Schedule A. A Participant shall be entitled to modify the time and/or manner of payment prescribed under Section 7.1 hereof, from time to time, provided that:

a.	Any such modification shall be effective no earlier than 12 months following the date on which it is received and accepted by the Committee;

b.

With respect to distributions to be made at a specified time or pursuant to a fixed installment schedule, any such modification shall be received and accepted not less than 12 months prior to the date on which distributions are otherwise scheduled to commence;

c.	Any such modification shall designate a Benefit Eligibility Date that is not less than five years after the Benefit Eligibility Date then in effect; and

d.	Any such modification as to the manner of payment shall not result in the acceleration of payments hereunder.

In addition to the foregoing, a modification otherwise permitted under this Section 7.5 shall be given effect only if the affected Participant terminates his or her employment with the Company and its Affiliates after he or she attains age 55.

        7.6   Time of Payment. Payment of a Retirement Benefit hereunder shall be made or commence as of the Payment Date that corresponds with or immediately follows a Participant’s Benefit Eligibility Date or as soon as practicable thereafter and, with respect to installment payments, each anniversary of such Payment Date during the Installment Period.

        7.7   Small Payment. If the value of a Retirement Benefit payable hereunder is $10,000 or less, then notwithstanding any provision of this Plan to the contrary, the Committee shall distribute such amount to the Participant’s Beneficiary or Beneficiaries in the form of a single-sum payment as of the Payment Date that coincides with or immediately follows such Participant’s Initial Benefit Eligibility Date, and no additional benefit shall be payable under this Plan with respect to such Participant.

ARTICLE VIII
DEATH BENEFITS

        8.1   Beneficiary Designation. A Participant shall be entitled to designate one or more Beneficiaries on forms provided by the Committee. Any such designation may be modified by delivery of a new designation to the Committee. Any designation or modification shall be effective upon its receipt and acceptance by the Committee.

        8.2   Participant’s Death Before Benefit Eligibility Date. If a Participant dies before his or her Benefit Eligibility Date, the Participant’s Beneficiary shall be paid a death benefit in the form of a single-sum payment, commencing as of the Payment Date that coincides with or immediately follows the date of the Participant’s death. The amount of such benefit shall equal the vested portion of his or her Accounts, determined as of the Determination Date that coincides with or immediately precedes such Payment Date.

        8.3   Participant’s Death After Benefit Eligibility Date. If a Participant dies after his or her Benefit Eligibility Date, the Company shall pay to the Participant’s Beneficiary the remaining benefit, if any, that would otherwise be payable to the deceased Participant, determined in accordance with the method of distribution in effect as of the Participant’s date of death. Payments hereunder shall commence as of the Payment Date that coincides with immediately follows the Participant’s date of death.

        8.4   Death of Beneficiary. In the event of the death of a Beneficiary, the remaining benefit to which such Beneficiary was entitled at the time of such Beneficiary’s death, if any, shall be payable to the beneficiary or beneficiaries designated in writing, by such Beneficiary on a form submitted by such Beneficiary and accepted by the Committee or such benefits shall be payable to the person or persons determined with respect to the Beneficiary in accordance with Section 8.1 hereof, if the Beneficiary fails to designate a beneficiary or beneficiaries.

ARTICLE IX
HARDSHIP WITHDRAWALS; TRANSITION RULES

        9.1   Hardship Withdrawals. If a Participant experiences an Unforeseeable Emergency, such Participant shall be permitted to withdraw all or a portion of his or her vested Accounts in the form of an immediate single-sum payment, subject to the limitations set forth below:

a.

A request for withdrawal shall be made, in writing, and shall set forth the circumstances surrounding the Unforeseeable Emergency. As a condition of and part of such request, the Participant shall provide to the Committee his or her written representation that (i) the hardship cannot be relieved by insurance or other reimbursement reasonably available to the Participant, (ii) the hardship can only be relieved by liquidation of the Participant’s assets and any such liquidation would itself result in severe damage or injury to the Participant, and (iii) the Participant has no reasonable borrowing capacity to relieve the hardship. The Committee shall be entitled to request such additional information as may be reasonably required to determine whether an Unforeseeable Emergency exists and the amount of the hardship and to establish additional conditions precedent to the review or granting of a request for a withdrawal on account of an Unforeseeable Emergency.

b.

If the Committee determines that an Unforeseeable Emergency exists, the Committee shall authorize the immediate distribution of an amount required to meet the financial need created by such hardship, including any taxes payable on account of such withdrawal.

        9.2   Transitional Deferrals. Notwithstanding any provision of this Plan to the contrary, and subject to such administrative procedures as the Committee (or its designee) may adopt, a Participant shall be entitled to:

a.

Reduce the amount of any Base Compensation and/or Bonus deferred pursuant to a Transitional Deferral Election; any such reduction shall apply with respect to Base Compensation and/or Bonus not yet paid to such Participant; and/or

b.

Terminate, in whole or in part, his or her participation in the Plan and receive in connection therewith the affected amount credited to his or her Transitional Account, such amount to be distributed on or before the last day of the Transitional Period.

ARTICLE X
PLAN ADMINISTRATION

        10.1   Powers. This Plan and all matters related thereto shall be administered by the Committee. The Committee shall have the power and authority to interpret the provisions of this Plan and shall determine all questions arising under the Plan including, without limitation, all questions concerning administration, eligibility, the determination of benefits hereunder, and the interpretation of any form or other document related to this Plan. In addition, the Committee shall have the authority to prescribe, amend and rescind rules and administrative procedures relating to the operation of this Plan and to correct any defect, supply any omission or reconcile any inconsistency in this Plan.

        Any determination by the Committee need not be uniform as to all or any Participant hereunder. Any such determination shall be conclusive and binding on all persons. The Committee shall engage the services of such independent actuaries, accountants, attorneys and other administrative personnel as it deems necessary to administer the Plan.

        10.2   Payments. The Committee shall have the power and authority to finally determine the time and amount of any distribution or withdrawal hereunder, subject to the provisions of this Plan and each Participant’s Schedule A.

        10.3   Delegation of Administrative Authority. The Committee, in its sole discretion, may delegate to the appropriate officers of the Company or its Affiliates all or any portion of the power and authority granted to it hereunder, subject to any limitations imposed under applicable Federal or state securities laws. When acting in accordance with such delegation, whether made orally or in writing, such officers shall be deemed to possess the power and authority granted to the Committee hereunder. Without the requirement of further action, the Committee shall be deemed to have delegated to its appropriate officers:

a.

The authority to review and administer deferral elections hereunder and to make and administer distributions and other payments and withdrawals in accordance with the provisions of Articles VII, VIII and IX hereof; and

b.

The authority to make such ministerial amendments to this Plan or any Schedule A or other ancillary form or document related to this Plan to the extent reasonably necessary to facilitate its administration or to ensure that the Plan is deemed an unfunded plan of deferred compensation within the meaning of the Code or ERISA, including, without limitation, Code Section 409A.

        10.4   Claims. If a Participant (or Beneficiary) believes a benefit or distribution is due under the Plan, he or she may request the distribution of such benefit, in writing, on forms acceptable to the Committee. At such time, the Participant (or Beneficiary) will be given the information and materials necessary to complete any request for the distribution of a benefit.

        If the request for distribution is disputed or denied by the Committee, the following action shall be taken:

a.

First, the Participant (or the Beneficiary) shall be notified, in writing, of the dispute or denial as soon as possible (but no later than 90 days) after receipt of the request for a distribution. The notice shall set forth the specific reasons for the denial, including any relevant provisions of the Plan, and shall explain the review procedure of the Plan.

b.

Second, the Participant (or the Beneficiary) shall be entitled to a full review of his or her request for a distribution. A Participant (or Beneficiary) desiring a review of the dispute or denial must request such review, in writing, not later than 60 days after the notification of the dispute or denial is received. During the review, the Participant (or the Beneficiary) may be represented and shall have the right to inspect all documents pertaining to the dispute or denial.

        The Committee shall render its decision within 60 days after receipt of the request for the review. In the event special circumstances require an extension of time, the Committee shall notify the Participant (or Beneficiary), in writing, and the decision shall be rendered no later than 120 days after the receipt of the request. The decision of the Committee shall be in writing. The decision shall include specific reasons for the action taken and specific references to the Plan provisions on which the decision is based.

        10.5   Fees and Expenses. The Company shall bear all costs, fees and expenses associated with the establishment, administration, and maintenance of the Plan.

ARTICLE XI
PARTICIPANTS’ RIGHTS

        11.1   Spendthrift Provision. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber any amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant’s or other person’s bankruptcy or insolvency.

        11.2   No Continued Employment. No Participant shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of participation in this Plan.

        11.3   Offset. If, at the time of any distribution hereunder, a Participant or his or her Beneficiary is indebted to the Company or any Affiliate, then any distribution to be made to the Participant, his or her Beneficiary or both, may, at the discretion of the Committee, be reduced by the amount of such indebtedness.

        11.4   Obligation for Benefit Payments. Notwithstanding any provision of this Plan to the contrary, the payment of benefits under this Plan shall remain the obligation of the Company or the Affiliate who is the employer of a Participant hereunder. In the event the Company or such Affiliate designates a third-party as the payor of the benefits and the assets of such third-party are insufficient to meet the payment obligations of the Company or Affiliate, such deficiency shall be paid by the Affiliate or the Company, as the case may be.

        11.5   Taxes. The Company or an Affiliate or any third-party payor shall withhold from the payment benefits hereunder any amount required to be withheld under applicable federal or state tax laws.

ARTICLE XII
MISCELLANEOUS

        12.1   Termination of Plan. The Board of Directors shall have the right, at any time, to terminate this Plan. The Board shall provide written notice of such termination to each Participant hereunder. As of the effective date of the termination hereunder:

a.	All deferrals shall cease;

b.	Amounts then credited to a Participant’s Account shall continue to be credited with the Interest Crediting Rate in accordance with Section 6.3 hereof; and

c.	Distribution of a Participant’s Account shall be made in accordance with his or her Schedule A, which shall be subject to modification in accordance with Section 7.5 hereof.

        12.2   Code Section 409A. This Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. The provisions of this Plan shall not be deemed applicable to the Prior Plan or to constitute a material modification with respect to such Prior Plan. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Board or the Committee, be deemed null and void as of the Effective Date.

        12.3   Inurement. This Plan shall be binding upon and shall inure to the benefit of the Company and each Participant hereto and their respective heirs, executors, administrators, successors and assigns.

        12.4   No Effect on Other Benefits. Any compensation paid or benefits provided to a Participant shall be in addition to, and not in lieu of, the benefits provided to such Participant under this Plan. Nothing in this Plan shall be construed as limiting, varying or reducing the provision of any benefit available to a Participant, such Participant’s estate or Beneficiary pursuant to any employment agreement, retirement plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan or any other form of agreement or arrangement between the Company and/or an Affiliate and a Participant.

        12.5   Amendment and Modification. The Board of Directors of the Company may amend this Plan, in its discretion. In addition, the Committee shall possess the authority to amend the Plan, any Schedule A executed in connection with the Plan or any ancillary form or document related to the Plan, to facilitate its administration, to ensure that the Plan is deemed an unfunded plan of deferred compensation within the meaning of the Code or ERISA, or otherwise to comply or make consistent with applicable law. Any amendment that reduces the amount then credited to a Participant’s Accounts shall be effective only with the written consent of each such Participant.

        Notwithstanding the foregoing, however, the consent of any Participant or Beneficiary shall not be required if the Board of Directors or the Committee, as the case may be, reasonably determines that an amendment or modification is necessary to ensure that amounts credited to a Participant’s Accounts are not subject to federal income taxation until withdrawn or distributed or to ensure that the Plan is deemed to be unfunded or maintained for the benefit of a select group of management employees within the meaning of ERISA.

        12.6   Governing Law. This Plan is governed by the internal laws of the State of Louisiana, in all respects, including matters of construction, validity and performance.

        THIS PLAN was approved by the Board of Directors of Hibernia Corporation on April 20, 2005, to be effective as of the date first set forth above.

HIBERNIA CORPORATION By: /s/ J. Herbert Boydstun Its: Chief Executive Officer and President

HIBERNIA CORPORATION
2005 DEFERRED COMPENSATION PLAN

EXHIBIT A
INITIAL PARTICIPANTS

[51 names omitted]